Exhibit 10.22

December 15, 2009

[Name]

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

Re: Equity/Long-Term Incentive Award Agreement

Dear [Name]:

This letter agreement (this “Agreement”) sets forth the terms of your stock bonus opportunity with Cell Therapeutics, Inc. (the “Company”). This opportunity is granted under and is subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan, as amended and restated (the “Plan”).

As described more fully below, you are eligible to receive a bonus, payable in shares of common stock of the Company (the “Common Stock”), if you continue to provide services to the Company or any of its subsidiaries through the first to occur of either of the following: (1) the Company’s achievement, on or before December 31, 2011 (the “Termination Date”), of the various “Performance Goals” set forth below, or (2) the effective date of a “Change in Control” (as defined below) of the Company that occurs at any time following the date of this Agreement and on or before the Termination Date. Any portion of this award that does not become payable on or before the Termination Date (e.g., because no such Change in Control occurs and as to any Performance Goals that are not satisfied) will terminate on the Termination Date and you will have no further right with respect thereto or in respect thereof. Furthermore, should you cease to be a member of the Company’s Board of Directors, this award (to the extent a Change in Control does not occur before the date of such termination of services, but regardless of any Performance Goals achieved prior to such termination of services) will terminate on the date your services to the Company or one of its subsidiaries ceases and you will have no further right with respect thereto or in respect thereof.

Performance Goal Award Opportunities. Upon the occurrence of a “Performance Vesting Date” (as defined below) with respect to a “Performance Goal” described below, you will be entitled to receive a number of shares of Common Stock determined by multiplying (1) the award percentage (each, an “Award Percentage”) corresponding to that particular Performance Goal as set forth in Table A below by (2) the total number of outstanding shares of Common Stock, determined on a non-fully diluted basis, as of that particular applicable Performance Vesting Date. The Performance Goals are as follows:

(a)	Opaxio MAA Approval (“Opaxio MAA Approval”);

(b)	Opaxio NDA Approval (“Opaxio NDA Approval”);

(c)	achievement by the Company of fiscal year sales equal to or greater than $50,000,000 with respect to fiscal years beginning on or following the effective date of this Agreement and ending with the Termination Date (the “$50M Sales Goal”);

(d)	achievement by the Company of fiscal year sales equal to or greater than $100,000,000 with respect to fiscal years beginning on or following the effective date of this Agreement and ending with the Termination Date (the “$100M Sales Goal”);

(e)	Pix NDA Approval (“Pix NDA Approval”);

(f)	achievement by the Company of Cash Flow 4th Quarter Fiscal Year 2010 Break Even (the “4th Quarter Break Even”);

(g)	achievement by the Company of earnings per share in any fiscal year beginning on or following the effective date of this Agreement and ending with the Termination Date equal to or greater than $0.05 per share of Common Stock (the “EPS Goal”); and

(h)	achievement of a price per share of Common Stock equal to $2.94 per share (the “Share Appreciation Goal”).

Table A

Performance Goal:	Opaxio MAA Approval	Opaxio NDA Approval	$50M Sales Goal	$100M Sales Goal	Pix NDA Approval	4th Quarter Break Even	EPS Goal	Share Appreciation Goal

Award Percentage:	[ %]	[ %]	[ %]	[ %]	[ %]	[ %]	[ %]	[ %]

For purposes of this Agreement, the “Performance Vesting Date” with respect to a Performance Goal shall be the day on which the Compensation Committee of the Company’s Board of Directors certifies and determines, in its reasonable discretion, that the applicable Performance Goal has been achieved. If you become entitled to a stock bonus in connection with the achievement of a Performance Goal as provided above and you are providing services to the Company or a Subsidiary on the related Performance Vesting Date, you will receive the number of shares of Common Stock due in connection with the achievement of that Performance Goal on or as soon as practicable after (and in all events within two and one-half months after) the applicable Performance Vesting Date. For purposes of clarity, if you become entitled to a bonus upon achievement of any Performance Goal set forth above, you shall not again become entitled to a bonus with respect to that same Performance Goal if it is thereafter achieved by the Company again, but for as long as you continue to provide services to the Company or one of its subsidiaries through the applicable Performance Vesting Date(s) you will remain eligible for bonuses with respect to the other Performance Goals theretofore achieved.

Change in Control. Notwithstanding the foregoing, in the event a Change in Control of the Company occurs, and if you are then still providing services to the Company or one of its subsidiaries, you will be entitled (subject to the provision below regarding the Share Appreciation Goal) to receive the full amount of the bonus with respect to any Performance Goal as to which the related Performance Vesting Date did not occur prior to the date of the Change in Control as though the Performance Goal had been fully achieved as of the time of the Change in Control. With respect to the Share Appreciation Goal in such circumstances (to the extent the related Performance Vesting Date did not occur before the date of the Change in Control): (i) you will receive the full Award Percentage with respect to the Share Appreciation Goal if the price per share of Common Stock in the Change in Control transaction (or, if there is no such price in the transaction, the last closing price of a share of the Common Stock (on the principal exchange upon which the Common Stock is then listed or admitted to trade) on the last trading day preceding the date of the Change in Control) (the “CTIC Price”) equals or exceeds $2.94; (ii) if the CTIC Price is $1.54 or less, you will not be entitled to any award with respect to the Share Appreciation Goal and the Award Percentage with respect to that goal shall be deemed to be zero (0); and (iii) if the Trading Price is greater than $1.54 and less than $2.94, the Award Percentage shall be scaled linearly on a proportionate basis between 0% of such Award Percentage at a Trading Price of $1.54 and 100% of such Award Percentage at a Trading Price of $2.94 per share. For purposes of clarity, you will have no right in connection with a Change in Control as to any Performance Goal as to which a Performance Vesting Date occurred before the date of the Change in Control (other than the right to the payment of the related bonus to the extent not theretofore paid). Further, and notwithstanding anything else contained herein to the contrary, you will have no continuing right to a bonus to the extent a Change in Control occurs and bonuses are deemed triggered by that Change in Control. For purposes of this Agreement, the term “Change in Control” shall have the meaning ascribed to such term in the Plan, and shall only include the first Change in Control to occur, if any, following the effective date of this Agreement and prior to the Termination Date. If you become entitled to an award in connection with a Change in Control as provided above, you will receive payment of such award on (or immediately prior to) or within two and one-half months following the Change in Control.

Continued Services. Notwithstanding anything else contained herein to the contrary, to be eligible to receive a bonus pursuant to this Agreement, you must be providing services to the Company or one of its subsidiaries through each Performance Vesting Date or the date of a Change in Control, as applicable. Services for a portion of the term of this Agreement, no matter how substantial, shall not entitle to you any proportionate interest in any bonus under any circumstances.

Nothing contained in this Agreement constitutes an employment or service commitment by the Company (or any of its affiliates).

Rights as Stockholder. You will have no rights or privileges as a stockholder as to any of the shares of Common Stock that are subject to this award until such shares shall have been earned by you (as of the applicable Performance Vesting Date or Change in Control date) and have been actually issued by the Company and are held of record by you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

Administration. The Company reserves the right, in its sole discretion, to determine whether a Performance Goal has been achieved and whether a Change in Control has occurred and to construe and interpret this Agreement setting forth your award opportunity. Unless the Company’s Board of Directors provides otherwise in advance of the occurrence of a Change in Control, the Board may amend the terms of the Plan at any time prior to the occurrence of any such Change in Control. Any interpretation or determination made by the Company with respect to such matters shall be final and binding and given the maximum deference permitted by law. In addition, the Company shall adjust such performance goals to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), any stock split, stock dividend or reverse stock split, or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances. In addition, the shares subject to the awards are subject to adjustment in certain circumstances pursuant to the Plan.

Without limiting the generality of the amendment authority pursuant to the preceding paragraph, if shares become payable to you pursuant to this Agreement and, at the time of payment, the number of shares then due to you (together with the number of shares then due under the Plan pursuant to any and all similar stock bonus agreements entered into by the Company under the Plan) exceeds the number of shares of Common Stock then available for issuance within the share limits of the Plan (after taking into account shares that the Company has reserved for purposes of then-outstanding stock options, restricted stock and similar awards under the Plan), the Company may proportionately reduce the number of shares that you (and the holders of any such similar stock bonus agreements) are entitled to such that the share limits of the Plan (after taking into account shares that the Company has reserved for purposes of then-outstanding stock options, restricted stock and similar awards under the Plan) are not exceeded.

Transferability. No benefit payable under, or interest in, this Agreement, the bonus opportunities set forth herein, or any Common Stock due with respect thereto (until such Common Stock has actually been issued) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this section shall prevent a transfer by you (as to any amount then due to you) by will or by applicable laws of descent and distribution.

Tax Withholding. Upon any distribution of shares of Common Stock in respect of this award, the Company shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then Fair Market Value (as such term is defined in the Plan), to satisfy any withholding obligations of the Company or its subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates. In the event that the Company cannot legally satisfy such withholding obligations by such reduction of shares, the Company (or a subsidiary) shall be entitled to require a cash payment by you or on your behalf and/or to deduct from other compensation payable to you any sums required by federal, state or local tax law to be withheld with respect to such distribution. The Company shall reduce the amount of any cash that you are otherwise entitled to receive pursuant to this Agreement by any sums required by federal, state or local tax law to be withheld with respect to such payment.

Governing Law. This Agreement shall be governed by the laws of the State of Washington.

Entire Agreement. This Agreement contains all of the terms and conditions of the bonus opportunities described above and supersedes all prior understandings and agreements, written or oral, between you and the Company or any of its respective affiliates with respect thereto. This Agreement may be amended only by a written agreement, signed by an authorized officer, that expressly refers to this Agreement.

Section 409A. The bonus opportunities reflected in this letter are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). This Agreement shall be construed and interpreted consistent with that intent and so as to avoid any tax, penalty or interest under Section 409A.

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If this Agreement accurately sets forth our understanding with respect to the foregoing matters, please indicate your acceptance by signing this Agreement below and returning it to me. A duplicate copy of this Agreement is included for your records.

Cell Therapeutics, Inc.

By:
Print Name:	James A. Bianco, M.D.
Title:	Chief Executive Officer

Accepted and Agreed:

[Name]

Date: